Exhibit 99.1

Press Contact:                       Jeff Leebaw
732-524-3350

For Immediate Release

Former McKinsey & Company Chairman and Managing Director Ian Davis
Appointed to Johnson & Johnson Board of Directors

New Brunswick, NJ (July 19, 2010) – Ian E.L. Davis, former Chairman and Worldwide Managing Director of McKinsey & Company, today was appointed to the Board of Directors of Johnson & Johnson (JNJ:NYSE), the world’s most broadly based health care products company.  Davis is currently Senior Partner and Director of McKinsey, having served as Chairman and Managing Director from 2003 until 2009.

“Ian brings tremendous global experience, management insight and a wealth of business knowledge to our Board based on his leadership of McKinsey and the hundreds of clients he has counseled during his career,” said William C. Weldon, chairman and chief executive officer of Johnson & Johnson. “He is a welcome addition to the board, and we look forward to working with him.”

 In his more than 30 years at McKinsey, Davis has served as a consultant to a range of global organizations across the public, private and not-for-profit sectors.  Prior to becoming Chairman and Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland.  His experience includes oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as an expertise in the consumer products and retail industries.

     He is a director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; an advisory director of King Abdullah Petroleum Studies and Research Centre; a member of the President’s Council at the University Tokyo; non-executive director of global energy group, BP plc.; and a member of the Chancellor’s Court at the University of Oxford. Davis earned bachelor’s and master’s degrees in Philosophy and Economics from Oxford.